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                            November 4, 2020

       Daniel Shribman
       Chief Executive Officer
       B. Riley Principal Merger Corp. II
       299 Park Avenue, 21st Floor
       New York, NY 10171

                                                        Re: B. Riley Principal
Merger Corp. II
                                                            Registration
Statement on Form S-1
                                                            Filed October 28,
2020
                                                            File No. 333-249713

       Dear Mr. Shribman:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Sergio
Chinos, Staff Attorney, at (202) 551-7844 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Manufacturing